YANKEE CANDLE®	News Release

P.O. Box 110 • Route 5 • South Deerfield • MA 01373-0110

FOR IMMEDIATE RELEASE	Contact:	Robert R. Spellman (413) 665-8306

THE YANKEE CANDLE COMPANY, INC. REPORTS RECORD
FISCAL 2003 FOURTH QUARTER AND FULL YEAR RESULTS
ALSO ANNOUNCES STOCK REPURCHASE PROGRAM
Fourth Quarter Sales Up 16%, Operating Profit Up 14%,
Net Income Up 15% and EPS Up 22%

South Deerfield, Mass –February 18, 2004 – The Yankee Candle Company, Inc. (the “Company”) (NYSE:YCC), the leading designer, manufacturer, wholesaler and retailer of premium scented candles, today announced that financial results for the fourth quarter and fiscal year ended January 3, 2004 (“fiscal 2003”) set a new fourth quarter and full year record. Total sales for the fourth quarter were $205.1 million, a 16% increase over the year ago quarter. Total Company comparable sales for the fourth quarter increased 6%. Wholesale sales were $79.0 million, a 21% increase over the year ago quarter; and wholesale comparable sales increased 13%. Retail sales were $126.0 million, a 14% increase over the fiscal 2002 fourth quarter. Comparable sales in the 237 retail stores that have been open more than one year and mail order hub decreased 2% and retail comparable store sales decreased 3% in the fourth quarter. Yankee opened 4 new retail stores during the fourth quarter and ended the quarter with 286 stores in 42 states.

The fourth quarter of fiscal 2003 consisted of 14 weeks and the year consisted of 53 weeks. Comparing similar 13 week periods for the fourth quarters of fiscal 2003 and fiscal 2002, total sales increased 13%, wholesale sales increased 19% and retail sales increased 9%.

Operating profit for the fiscal 2003 fourth quarter increased 14% to $75.1 million, from $65.7 million for the prior year quarter.

Net income for the fiscal 2003 fourth quarter increased 15% to $44.9 million, or $0.88 per common share on a diluted basis, from $39.2 million, or $0.72 per common share on a diluted basis for the prior year quarter.

“There is much to be proud of in our fourth quarter financial and operating performance; and in the continued development of the Yankee brand,” said Craig W. Rydin, Yankee’s Chairman and Chief Executive Officer. “The positive achievements were many and were broad based across our Company; and they combined to generate record financial results. Fourth quarter EPS increased 22% and set a record. However, we missed our EPS target by $0.02 due to below plan December retail sales and a bad debt provision related to a receivable due from a wholesale customer. I’ll address these two matters and then comment on some highlights.”

“December is a very important sales and profit period for Yankee Candle, particularly so in our retail business; and weekend business is disproportionately important at that time of year. Sales in our retail business were negatively impacted by the successive weekend snowstorms in early December. A tangible example of this impact can be illustrated in retail store comp sales, which were slightly positive through the first nine weeks of the quarter, but finished at negative 3% for the full quarter. The first and most severe of the two early December weekend snowstorms took place on December 5th (Friday) through December 7th (Sunday). Eliminating the comparable store sales on these three days from the current and prior year quarters, retail store comp sales were negative 1%.”

“Aside from those days when weather was a significant negative factor, Yankee retail stores were busy during the holiday selling period; and our retail operations delivered strong and improved financial results for the quarter. We did not overreact to the adverse weather by implementing deep discounting programs to pursue sales growth that would negatively impact Yankee’s brand positioning or gross profit and operating profit margin rates. As a result, the fiscal 2003 fourth quarter retail segment margin rate was 43.2%, 140 basis points higher than the prior year quarter. And for the full 2003 fiscal year, the retail segment margin rate was 28.5%, 90 basis points higher than 2002.”

“The bad debt provision amounted to $0.01 of EPS in the fourth quarter; and was necessitated by the inability of our former Canadian distributor to pay to us the amounts due and payable for product shipped. We intend to pursue this matter, have terminated our relationship with the former distributor and have entered into a relationship with a new distributor. We are pleased with the initial progress of this transition; and believe we are well positioned to work with our new partner to further develop Yankee’s market presence in Canada.”

“Moving on to highlights, we achieved record sales, operating profit, net income and earnings per share for a quarter and year. In the fourth quarter, retail segment profit dollars increased 17% to $54.4 million and the segment profit rate was 43.2%. Wholesale segment profit dollars increased 14% to $35.0 million and the segment profit rate was 44.2%. Operating profit dollars increased 14% to $75.1 million and the operating profit rate was 36.6%. Cash generated from operating activities increased 21% to $109.7 million; and free cash flow increased 22% to $102.8 million(1). For the year, Return on Equity was 37% and Return on Invested Capital was 34%.”

Total sales for fiscal 2003 were $508.6 million, a 14% increase over fiscal 2002. Total Company comparable sales for 2003 increased 7%. Wholesale sales were $242.0 million, an 18% increase over fiscal 2002; and wholesale comparable sales increased 13%. Retail sales were $266.6 million, an 11% increase over fiscal 2002. Comparable store sales in the 237 stores that have been open more than one year and mailorder hub decreased 4% for fiscal 2002. Retail comparable store sales also decreased 4%.

Comparing similar 52 week periods for fiscal years 2003 and 2002, total sales increased 13%, wholesale sales increased 18% and retail sales increased 9%.

Operating profit for fiscal 2003 increased 16% to $127.0 million, from $109.8 million operating profit for fiscal 2002.

Net income for fiscal 2003 increased 17% to $74.8 million, or $1.40 per common share on a diluted basis, from $64.0 million, or $1.17 per common share on a diluted basis for fiscal 2002.

During the fiscal 2003 fourth quarter the Company purchased a total of 930,300 shares of its Common Stock for an aggregate purchase price of $26.2 million, which completed the stock repurchase program announced on May 9, 2003. The Company purchased a total of 4,084,200 shares of its Common Stock for an aggregate purchase price of $100.0 million during fiscal 2003.

Today the Company also announced that its Board of Directors has authorized a new stock repurchase program that allows for the repurchase of up to $100 million of the Company’s common stock from time to time on the open market or in privately negotiated transactions. The terms, timing and amount of any shares repurchased will be determined by the Company’s management based on their evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with its stock plans and for other corporate purposes. The repurchase program will be funded using the Company’s cash generated from operating activities and/or borrowings under

(1)  $109.7 million cash generated from operating activities less $6.9 million cash used in investing activities.

its Credit Agreement. Yankee Candle had 50,484,368 million shares of common stock outstanding as of January 3, 2004.

The Company also provided sales and EPS guidance for fiscal 2004. For the full year the Company expects approximately 10% — 12% total sales growth, including 9% — 10% in the first quarter. For the full year the Company expects 17% — 20% growth in fully diluted earnings per share, including 18% — 23% in the first quarter. The EPS guidance does not include the benefit from any stock that may be repurchased in 2004.

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss fiscal 2003 fourth quarter and full year results. This call is being webcast by CCBN and can be accessed at The Yankee Candle Company’s web site at . Click on the “About Us” link, then select the “Investor Information” link. Enter your registration information, 10 minutes prior to the start of the conference.

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles in the giftware industry. Yankee has a 34 year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its candles through a North American wholesale customer network of approximately 15,000 store locations, a growing base of company owned and operated retail stores (286 located in 42 states as of January 3, 2004), direct mail catalogs, its Internet website (www.yankeecandle.com), international distributors and through its distribution center located in Bristol, England.

This press release contains certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2004 and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on our stock price of seasonal, quarterly and other fluctuations in our business; and other factors described or contained in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

The Yankee Candle Company, Inc. And Subsidiaries

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Fourteen Weeks			Thirteen Weeks			Fifty-Three			Fifty-Two
	Ended			Ended			Weeks Ended			Weeks Ended
	Jan. 3, 2004			Dec. 28, 2002			Jan. 3, 2004			Dec. 28, 2002
Sales:
Retail	$126,045	61.47%		$110,861	62.87%		$266,649	52.42%		$239,920	53.93%
Wholesale	79,013	38.53		65,463	37.13		241,988	47.58		204,922	46.07

Total sales	205,058	100.00		176,324	100.00		508,637	100.00		444,842	100.00
Cost of goods sold	80,114	39.07		70,060	39.73		215,316	42.33		194,748	43.78

Gross profit	124,944	60.93		106,264	60.27		293,321	57.67		250,094	56.22
Selling expenses:
Retail	32,254	25.59	(A)	28,087	25.34	(A)	103,858	38.95	(A)	87,352	36.41	(A)
Wholesale	3,331	4.22	(B)	1,322	2.02	(B)	11,919	4.93	(B)	9,362	4.57	(B)

Total selling expenses	35,585	17.35		29,409	16.68		115,777	22.76		96,714	21.74
General and administrative expenses	14,289	6.97		11,167	6.33		50,561	9.94		43,549	9.79

Income from operations	75,070	36.61		65,688	37.25		126,983	24.97		109,831	24.69
Interest income	(2)	0.00		(4)	0.00		(31)	-0.01		(23)	-0.01
Interest expense	1,352	0.66		1,138	0.65		3,826	0.75		4,858	1.09
Other (income) expense	(569)	-0.28		(317)	-0.18		(425)	-0.08		(420)	-0.09

Income before provision for income taxes	74,289	36.23		64,871	36.79		123,613	24.30		105,416	23.70
Provision for income taxes	29,344	14.31		25,624	14.53		48,827	9.60		41,437	9.31

Net income	$44,945	21.92		$39,247	22.26		$74,786	14.70		$63,979	14.38

Basic earnings per share	$0.88			$0.72			$1.41			$1.19

Diluted earnings per share	$0.88			$0.72			$1.40			$1.17

Weighted average basic shares outstanding	50,828			54,193			53,024			53,896

Weighted average diluted shares outstanding	51,265			54,574			53,419			54,686

(A)	Retail selling expenses as a percentage of retail sales.

(B)	Wholesale selling expenses as a percentage of wholesale sales.

The Yankee Candle Company, Inc. And Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	Jan. 3, 2004	Dec. 28, 2002
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$40,730	$43,689
Accounts receivable, net	24,251	25,356
Inventory	42,186	34,529
Prepaid expenses and other current assets	6,608	6,584
Deferred tax assets	3,128	2,434

Total current assets	116,903	112,592
Property, Plant And Equipment, net	114,774	111,761
Marketable Securities	1,604	955
Deferred Financing Costs	588	1,701
Deferred Tax Assets	100,346	113,144
Other Assets	466	490

Total Assets	$334,681	$340,643

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$23,527	$20,601
Accrued payroll	13,348	12,335
Accrued income taxes	22,025	18,014
Other accrued liabilities	15,168	12,460
Long-term debt, current portion	65,000	32,000

Total current liabilities	139,068	95,410
Deferred Compensation Obligation	1,525	901
Long-Term Debt – Less current portion	—	28,600
Deferred Rent	3,815	2,820
Stockholders’ Equity	190,273	212,912

Total Liabilities And Stockholders’ Equity	$334,681	$340,643

The Yankee Candle Company, Inc.
February 18, 2004 Earnings Release
Supplemental Data

	Quarter	Year to Date	Total
Retail Stores	4	49	286
Wholesale Customer Locations — North America	300	1,200	15,000
Wholesale Customer Locations — Europe	50	300	1,900
Square Footage — Gross	5,943	66,556 (1)	563,052
Square Footage — Selling	4,769	52,900 (1)	445,683
Total Company Comp Sales Increase %	6%	7%
Wholesale Comp Sales Increase %	13%	13%
Retail Comp Store Sales Increase %	-3%	-4%
Retail Comp Store Count	237		237
Retail Comp Store & Hub Sales Increase %	-2%	-4%
Sales per Square Foot(2)		$614
Store Count		236
Gross Profit *
Retail $	$86,662	$179,826
Retail %	68.76%	67.44%
Wholesale $	$38,282	$113,495
Wholesale %	48.45%	46.90%
Segment Profit *
Retail $	$54,408	$75,968
Retail %	43.17%	28.49%
Wholesale $	$34,951	$101,576
Wholesale %	44.23%	41.98%
Depreciation & Amortization *	$5,453	$19,440
Inventory per Store	$47,000
Inventory Turns	6.6	4.9 (3)
Capital Expenditures	6,440	22,023

*	Dollars in thousands
(1)	Reflects additional space as a result of opening a Home Store adjacent to an existing Candle Store.
(2)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield Flagship Store.
(3)	Rolling four quarters.